Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 27, 2025
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS YEAR END 2024 RESULTS AND QUARTERLY EARNINGS

PORTERVILLE, CALIF. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced unaudited financial results for the three-and twelve-month periods ended December 31, 2024. Sierra Bancorp reported consolidated net income in the fourth quarter of 2024 of $10.4 million, or $0.72 per diluted share, compared to net income of $6.3 million, or $0.43 per diluted share, in the fourth quarter of 2023, and $10.6 million, or $0.74 per diluted share, in the third quarter of 2024.

Highlights for the fourth quarter of 2024 (unless otherwise stated):

●	Strong Quarterly Earnings Metrics
o	Return on average assets improved to 1.13%, as compared to 0.67% for the same period in 2023.
o	Return on average equity increased to 11.49%, as compared to 8.03% for the same period in 2023.
o	Net interest margin rose to 3.65%, as compared to 3.31% for the same period in 2023.
o	Efficiency ratio improved to 59.7% as compared to 67.1% for the same period in 2023.
o	Diluted earnings per share of $0.72 increased 68% compared to $0.43 for the same period in 2023.

●	Balance Sheet Growth
o	Loan growth of $11.3 million, or 2% annualized, during the quarter.
o	For the full year 2024, loans grew 12%, or $242.7 million to $2.3 billion.
o	For the full year 2024, total deposits increased $130.4 million, or 5%, to $2.9 billion.
o	Noninterest-bearing deposits of $1.0 billion at December 31, 2024, represent 35% of total deposits.

●	Solid Capital and Liquidity
o	Increased Tangible Book Value (non-GAAP) per share, during the quarter, to $23.15 per share.
o	Repurchased 229,850 shares of common stock during the quarter at an average price of $29.38, with an additional 112,896 shares repurchased through January 23, 2025.
o	In January 2025, increased dividend by one cent to $0.25 per share, our 104th consecutive quarterly dividend.
o	Regulatory Community Bank Leverage Ratio increased to 11.80% at December 31, 2024, for our subsidiary Bank.
o	Consolidated Tangible Common Equity Ratio (non-GAAP) increased to 9.18% at December 31, 2024.
o	Overall primary and secondary liquidity sources of $2.3 billion at December 31, 2024.

Sierra Bancorp Financial Results

January 27, 2025

For the year ended 2024, the Company recognized net income of $40.6 million, or $2.82 per diluted share, as compared to $34.8 million, or $2.36 per diluted share, for the same period in 2023. The Company’s return on average assets and return on average equity for the year ended 2024 was 1.12% and 11.62%, respectively, as compared to 0.94% and 11.30%, respectively, for the same comparative period in 2023.

“Confidence doesn’t come out of nowhere. It’s a result of something…hours and days and weeks and years of constant work and dedication.” – Roger Staubach

“We are proud to announce strong net income growth of over 16% in 2024, accompanied by solid improvements in net interest margin, efficiency ratio, return on average assets, and tangible book value per share!” expressed Kevin McPhaill, CEO and President. “We overcame a number of obstacles, including a challenging interest rate environment, to cap off one of our best years. Loans continued to grow and deposit relationships were strengthened as our bankers worked hard to focus on retaining and attracting customers. We are very excited about 2025 and will continue to find opportunities to improve our bank and provide consistently strong results,” concluded Mr. McPhaill.

Financial Highlights

Quarterly Changes (comparisons to the fourth quarter of 2023)

●	Quarterly net income at $10.4 million, a 65% increase, primarily attributable to $2.5 million in higher net interest income, a $1.1 million decrease in the provision for credit losses, and a $1.3 million decline in noninterest expenses.

●	The $2.5 million net interest income increase was primarily driven by a 34 basis point increase in net interest margin partially offset by lower earning assets due to a strategic balance sheet restructuring in early 2024. Although average assets were down during 2024, the mix shifted favorably with a $237 million increase in loan balances during 2024 due primarily to mortgage warehouse loan growth. The favorable increase in interest income was enhanced by a $1.8 million decline in overall interest expense in the fourth quarter of compared to the same quarter in 2023, due to the reduction in other borrowings facilitated by the balance sheet restructuring in the fourth quarter of 2023.

●	Noninterest income for the fourth quarter of 2024 declined by $0.5 million or 7%. This was primarily due to a net $0.8 million increase from the combination of a nonrecurring fourth quarter 2023 gain on a sale/leaseback on Bank-owned branch buildings, and a realized loss on a securities restructuring strategy.

●	Noninterest expense experienced a $1.3 million positive variance in the fourth quarter over the same quarter in 2023. While salary and benefit costs decreased due to a strategic internal reorganization in the fourth quarter of 2023, this favorable variance was offset by an increase in occupancy costs, due to the sale/leaseback of certain branches, also in the fourth quarter of 2023. Improved expenses in nearly every category of noninterest expense were due to operational efficiencies gained from various initiatives implemented in 2024.

Year to-Date Changes (comparisons to the year ended 2023)

●	Net income increased $5.7 million, or 16%, to $40.6 million. This robust net income growth was primarily driven by an increase of $7.6 million, or 7% in net interest income, due mostly to an overall increase in interest rates on earning assets partially offset by a $1.1 million increase in the provision for credit losses and higher interest expense. In addition, there were positive variances related to an increase in service charge income, partially offset by a rise in occupancy expenses from the sale/leaseback of branch buildings in late 2023.

●	The provision for credit losses was $4.8 million, an increase of $1.1 million, primarily due to an increase in individual reserves, partially offset by a decrease in net charge-offs for the year ending 2024.

Sierra Bancorp Financial Results

January 27, 2025

●	Noninterest income increased by $1.1 million, or 4%. In addition to the net gain from the sale/leaseback mostly offset by a loss on securities sale as described above, service charge income on deposit accounts was $1.1 million higher, due to increases in the following categories: ATM Visa income, analysis fees, and other transaction-based fees.

●	Noninterest expense increased 0.2%, or $0.2 million during 2024. The $2.2 million increase in occupancy costs, due to higher rent and property tax payments following the sale/leaseback transaction of Bank owned branch buildings in late 2023, was partially offset by efficiencies elsewhere. Among the expense declines was $0.6 million in salaries and benefits, mostly from an operational reorganization in 2023. Other noninterest expense improved favorably by $1.3 million overall due mostly to lower costs for most categories.

Balance Sheet Changes (comparisons to December 31, 2023)

●	Total assets decreased by $115.5 million, or 3%, to $3.6 billion during 2024, due primarily to the strategic restructuring of our lower-yielding bond portfolio in the first quarter of 2024, partially offset by increases in loan balances.
●	Gross loans increased $241.3 million, or 12%, due to a $210.4 million increase in mortgage warehouse line utilization, a $32.2 million increase in commercial real estate loans, a $10.1 million increase in farmland loans, and a $20.7 million increase in other commercial loans. This favorable growth was partially offset by a $30.6 million decrease in residential real estate loans, and smaller declines in construction and consumer loans.

●	Deposits totaled $2.9 billion at December 31, 2024, representing a year-to-date increase of $130.4 million, or 5%. The growth in deposits came mostly from a $140.0 million increase in brokered deposits to fund growth in mortgage warehouse lines, and a $40.2 million increase in transaction accounts offset by smaller declines in customer non-transaction accounts.

●	Other interest-bearing liabilities decreased $278.8 million from a reduction in overnight borrowings facilitated by the strategic balance sheet restructuring in the first quarter of 2024, and a drop in FHLB advances, as we utilized brokered deposits not only to fund mortgage warehouse lines, but to pay down more costly FHLB lines of credit.

Sierra Bancorp Financial Results

January 27, 2025

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except per Share Data, Unaudited)
	At or For the			At or For the
	Three Months Ended			Twelve Months Ended
	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Net income	$10,364	$10,603	$6,290	$40,560	$34,844
Diluted earnings per share	$0.72	$0.74	$0.43	$2.82	$2.36
Return on average assets	1.13%	1.14%	0.67%	1.12%	0.94%
Return on average equity	11.49%	11.95%	8.03%	11.62%	11.30%

Net interest margin (tax-equivalent) (1)	3.65%	3.66%	3.31%	3.66%	3.37%
Yield on average loans	5.20%	5.25%	4.78%	5.13%	4.69%
Yield on investments	5.03%	5.42%	5.35%	5.40%	5.09%
Cost of average total deposits	1.46%	1.62%	1.24%	1.50%	1.09%
Cost of funds	1.59%	1.72%	1.73%	1.64%	1.52%
Efficiency ratio (tax-equivalent) (1)(2)	59.74%	58.38%	67.10%	60.76%	63.90%

Total assets	$3,614,271	$3,696,154	$3,729,799	$3,614,271	$3,729,799
Loans & leases net of deferred fees	$2,331,434	$2,321,025	$2,090,384	$2,331,434	$2,090,384
Noninterest demand deposits	$1,007,208	$1,013,743	$1,020,772	$1,007,208	$1,020,772
Total deposits	$2,891,668	$2,962,159	$2,761,223	$2,891,668	$2,761,223
Noninterest-bearing deposits over total deposits	34.8%	34.2%	37.0%	34.8%	37.0%

Shareholders' equity / total assets	9.89%	9.70%	9.06%	9.89%	9.06%
Tangible Common equity ratio (2)	9.18%	9.01%	8.36%	9.18%	8.36%
Book value per share	$25.12	$24.88	$22.85	$25.12	$22.85
Tangible book value per share (2)	$23.15	$22.93	$20.91	$23.15	$20.91
Community bank leverage ratio (subsidiary bank)	11.80%	11.70%	11.29%	11.80%	11.29%
Tangible common equity ratio (subsidiary bank) (2)	11.07%	10.90%	10.30%	11.07%	10.30%

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $30.4 million for the fourth quarter of 2024, a $2.5 million increase, or 9% over the fourth quarter of 2023, and increased $7.6 million, or 7%, to $120.0 million for the year ended 2024, relative to the same period in 2023.

For the fourth quarter of 2024, the yield on earning assets was 16 basis points higher as compared to the same period in 2023, which more than offset the lower average interest-earning assets of $66.6 million. The increase in yield was mostly due to an increase in real estate loan yields, combined with an increase in higher-yielding mortgage warehouse loans overall and as a percentage of loans. Further, there was a favorable 22 basis point decrease in the cost of our interest-bearing liabilities for the same period. The favorable decline in funding costs was due to a significant reduction in short-term borrowings as a result of the strategic balance sheet restructuring in late 2023, and early 2024.

Net interest income for the comparative year-to-date periods increased $7.6 million, or 7%, due to the sale of lower-yielding investments in the first quarter of 2024, as part of the overall strategic balance sheet restructuring. This sale allowed the Company to also reduce higher cost funding. There was a $161.5 million, or 8%, increase in average loan and lease balances with yields 44 basis points higher for the same period, while average investment balances decreased $254.9 million, or 19%, with yields 31 basis points higher for the same period. Average interest-bearing liabilities decreased $86.7

Sierra Bancorp Financial Results

January 27, 2025

million, or 4%, mostly in borrowed funds. The cost of interest-bearing liabilities was 72 basis points higher for the comparative periods, due to an increase in higher cost brokered deposits used to fund the growth in mortgage warehouse utilization. The favorable net impact of the mix and rate change was a 29 basis point increase in our net interest margin for the year ended December 31, 2024, as compared to the same period in 2023.

Our net interest margin was 3.65% for the fourth quarter of 2024, one basis point lower than the linked quarter, and 34 basis points higher than the fourth quarter of 2023. The yield of interest-earning assets increased 16 basis points for the fourth quarter of 2024, as compared to the same quarter for 2023, and the cost of interest-bearing liabilities decreased 22 basis points compared to the same period in 2023. Favorable shifts in both yields and costs led to an overall 34 basis point increase in net interest margin in the fourth quarter of 2024, compared to the same period in 2023. Compared to the prior linked quarter, the yield on taxable investments declined as a portion of these investments are floating rate and the index rate declined during the quarter. This unfavorable decline in yield on investments was mostly offset by a 23 basis point decline in deposit costs as certificates of deposits rolled into lower rates throughout the quarter.

Credit Loss Expense

The Company recorded a $2.3 million and $4.6 million credit loss expense related to loans in the fourth quarter and year-to-date 2024, as compared to $3.6 million and $4.1 million, respectively, for the same periods in 2023. For the prior linked quarter, the credit loss expense related to loans increased $1.1 million. The impact of net lower charge-offs, along with a favorable improvement in underlying economic forecasts used as part of our allowance for credit losses model, and offset by an unfavorable increase in the allowance for credit losses on loans individually evaluated, accounts for the changes in all periods presented.

Credit loss expense on unfunded commitments was $0.1 million in the fourth quarter of 2024, as compared to a benefit of $0.1 million in the same quarter in 2023. For the full year 2024, the Company recorded $0.2 million in credit loss expense on unfunded commitments compared to a $0.3 million benefit for 2023. The reason for the increase in both the quarterly and year-to-date comparisons is due to an increase in the balance of unfunded commitments combined with an increase in the reserve rate utilized in the calculation of the reserves.

All debt securities in an unrealized loss position were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Total noninterest income reflects a $0.5 million decline, or 7%, for the quarter ended December 31, 2024, as compared to the same quarter in 2023. Such decline is mostly due to a net benefit recorded in the fourth quarter of 2023 related to the combination of the sale/leaseback of Bank owned buildings, mostly offset by a realized loss related to securities for a net favorable benefit recorded of $0.8 million. Having the favorable net gain in 2023, with no similar transaction in 2024, resulted in a $0.8 million decline for the comparable periods. This was partially offset by favorable increases in service charges and other areas of noninterest income. For the full year 2024, noninterest income increased $1.1 million, or 4%, compared to 2023. Similar to the change in fourth quarter noninterest income described above, there was a $0.8 million net favorable difference between sale/leaseback gain net of investment portfolio realized losses in 2023 as compared to a $1.1 million net favorable difference for a second sale/leaseback transaction in early 2024. This resulted in a $0.3 million increase overall year-over-year for these two combined items. This was supplemented by a $1.1 million increase in service charges and a $0.9 million increase in bank-owned life income. These two favorable improvements were partially offset by a $0.8 million decline in other noninterest income items.

The favorable year-to-date change in Bank Owned Life Insurance (BOLI) income is offset by similar increases to the Company’s deferred compensation plan.

Service charge income increases are due mostly to favorable improvements in analysis fee income, greater ATM fees, an increase in overdraft income and higher income related to money-service business customers.

Sierra Bancorp Financial Results

January 27, 2025

Noninterest Expense

There was a favorable variance of total noninterest expense of $1.3 million, or 5%, in the fourth quarter of 2024, relative to the fourth quarter of 2023. For the full year of 2024, noninterest expense increased by $0.2 million, or 0.2%, for the year ended 2024, as compared to the same period in 2023.

Salaries and Benefits were $0.7 million, or 5%, lower in the fourth quarter of 2024, as compared to the fourth quarter of 2023, and $0.6 million, or 1%, lower for the year ended 2024, compared to the same period in 2023. The Company made strategic decisions in 2023 that created operational efficiencies and reduced noninterest expenses. Full-time equivalent employees decreased by four to 485 full-time equivalent employees at December 31, 2024, as compared to 489 at December 31, 2023.

Occupancy expenses were $0.3 million higher for the fourth quarter of 2024, and $2.2 million higher year-to-date as compared to the same periods in 2023. The reason for the increases in both comparisons was due to increased rent expense from the sale/leaseback transactions in the fourth quarter of 2023 and first quarter of 2024.

Other noninterest expense decreased $0.9 million for the fourth quarter 2024, and $1.3 million for the year ended 2024, as compared to the same periods in 2023. The positive variances for the fourth quarter of 2024, compared to the same period in 2023, were in marketing costs, due to a change in the Company marketing strategy, and in travel and legal expenses. For the year-over-year comparison, the categories of variance were the same as with the quarterly comparison, except for an unfavorable variance in directors’ deferred compensation expense and loan origination software, to better serve our customers and create operational efficiencies in the near term. This was partially offset by favorable variances in debit card processing and ATM network costs, from a branding change to VISA from Mastercard last year, and the subsequent costs in 2023 related to that change.

The Company's provision for income taxes was 17.7% of pre-tax income in the fourth quarter of 2024, relative to 23.8% in the fourth quarter of 2023, and 24.7% of pre-tax income for the year ended December 31, 2024, as compared to 25.0% for the year ended 2023. The decrease in effective tax rate in the fourth quarter was due to an increase in the net benefit from low-income housing tax credit investments.

Balance Sheet Summary

The $115.5 million, or 3%, decrease in total assets during the year ended 2024, was mostly a result of the strategic balance sheet restructuring, mostly offset by loan growth in 2024. Investment securities declined $377.8 million, primarily from the sale of bonds from the strategic securities transaction, as well as other maturities and calls of investment securities. The decreases in investment securities were partially offset by a $241.3 million increase in gross loans, and a $22.1 million increase in cash on hand.

The $241.3 million increase in gross loan balances, as compared to December 31, 2023, was a result of organic growth led by $210.4 million of growth of mortgage warehouse outstandings. The remaining growth came from a $32.2 million increase in commercial real estate loans, a $20.7 million increase in other commercial loans, and a $10.1 million increase in farmland loans, partially offset by a $30.6 million decline in residential real estate loans. Despite the uncertainty in the direction of market interest rates during 2025, the Company plans to expand its customer base in the mortgage warehouse sector to facilitate growth in 2025.

Sierra Bancorp Financial Results

January 27, 2025

As indicated in the loan roll forward below, new credit extended (excluding mortgage warehouse) for the fourth quarter of 2024 of $79.9 million represented an $18.7 million increase compared to the prior linked quarter, and $53.2 million relative to the same period in 2023. New credit extended (excluding mortgage warehouse) increased $31.1 million in 2024 as compared to 2023. This increase in organic loan growth was attributable to new loan teams hired in recent years that are now gaining momentum.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the twelve months ended:
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Gross loans beginning balance	$2,320,629	$2,234,528	$2,100,810	$2,090,075	$2,052,940
New credit extended	79,934	61,239	26,704	216,452	185,323
Changes in line of credit utilization	(19,664)	11,572	4,377	(43,432)	(37,308)
Change in mortgage warehouse	(9,376)	61,718	8,415	210,402	50,561
Pay-downs, maturities, charge-offs and amortization	(40,182)	(48,428)	(50,231)	(142,156)	(161,441)
Gross loans ending balance	$2,331,341	$2,320,629	$2,090,075	$2,331,341	$2,090,075

Unused commitments, excluding mortgage warehouse and overdraft lines, were $256.9 million at December 31, 2024, compared to $203.6 million at December 31, 2023. Total line utilization, excluding mortgage warehouse and overdraft lines, was 57% at December 31, 2024, and 62% at December 31, 2023. Including mortgage warehouse utilization, overall utilization was 51% at December 31, 2024, as compared to 53% at December 31, 2023. Mortgage warehouse utilization increased to 51% at December 31, 2024, as compared to 36% at December 31, 2023. Due to new customer growth, total mortgage warehouse availability increased to $311.6 million at December 31, 2024, as compared to $204.5 million at December 31, 2023. The Bank increased the number of mortgage warehouse customers by 60% in 2024. This has facilitated an increase in outstanding balances in 2024 by $210.4 million, or 181%, to $324.6 million at December 31, 2024.

Deposit balances reflect growth of $130.4 million, or 5%, during the year ended 2024. Core non-maturity deposits increased by $12.0 million, or 1%, while customer time deposits decreased by $21.5 million, or 4%. Wholesale brokered deposits increased by $140.0 million, or 104%. As stated previously, the increase in brokered deposits was primarily to fund increases in mortgage warehouse lines. Overall noninterest-bearing deposits as a percent of total deposits at December 31, 2024, decreased to 34.8%, as compared to 37.0% at December 31, 2023. Other interest-bearing liabilities of $188.9 million on December 31, 2024, consist of $108.9 million in customer repurchase agreements and $80.0 million of term FHLB borrowings, as compared to $107.1 million in customer repurchase agreements, and $205.0 million of term FHLB borrowings on December 31, 2023.

Overall uninsured deposits are estimated to be approximately $815.5 million, or 28% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $265 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At December 31, 2024, the Company had approximately 119,000 accounts, and the 25 largest deposit balance customers had balances of approximately 10% of overall deposits. During the fourth quarter of 2024, except for seasonality fluctuations in the normal course of business, there has been no material change in the composition of our 25 largest deposit balance customers.

Sierra Bancorp Financial Results

January 27, 2025

The Company continues to have substantial liquidity. At December 31, 2024, and December 31, 2023, the Company had the following sources of primary and secondary liquidity (dollars in thousands, unaudited):

Primary and Secondary Liquidity Sources	December 31, 2024	December 31, 2023
Cash and cash equivalents	$100,664	$78,602
Unpledged investment securities	552,098	792,965
Excess pledged securities	242,519	382,965
FHLB borrowing availability	629,134	586,726
Unsecured lines of credit	504,785	374,785
Funds available through fed discount window	298,296	392,034
Totals	$2,327,496	$2,608,077

Total capital of $357.3 million at December 31, 2024, reflects an increase of $19.2 million, or 6%, relative to year-end 2023. The increase in equity during the year ended December 31, 2024, was primarily due $40.6 million in net income and a $4.7 million favorable swing in accumulated other comprehensive income (loss) partially offset by $13.6 million in dividends paid, and $15.0 million in share repurchases. The remaining difference was related to stock options exercised and restricted stock activity during the year.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans, increased by $11.7 million to $19.7 million for the year ended December 31, 2024. The Company's ratio of nonperforming loans to gross loans increased to 0.84% at December 31, 2024, from 0.38% at December 31, 2023. This unfavorable change in asset quality resulted from an increase in non-accrual loan balances, primarily as a result of one agricultural loan relationship. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans was appropriate. The nonaccrual loans at December 31, 2024, are mostly due to an operating line of credit collateralized with receivables from wine grape production and other assets with a balance of $16.3 million at December 31, 2024, and a current balance of $14.1 million, due to principal paydowns made by the customer during the month of January 2025.

The Company's allowance for credit losses on loans was $24.8 million at December 31, 2024, as compared to a balance of $23.5 million at December 31, 2023. The allowance was 1.07% of total loans at December 31, 2024, and 1.12% of total loans at December 31, 2023. The Company experienced fewer net charge offs during the year, offset by a specific allowance on a single agricultural credit relationship.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses inherent in loan portfolio balances outstanding as of December 31, 2024, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the credit loss allowance on loans. Based upon the Company’s preliminary analysis we have identified approximately five residential real estate secured loans in the Los Angeles wildfire area and are unaware of any property damage at the date of this release. The total allowance for credit losses on loans of $24.8 million at December 31, 2024, included $0.4 million of allowance related to $326.4 million of mortgage warehouse lines.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 48th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California. In 2024, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Sierra Bancorp Financial Results

January 27, 2025

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 27, 2025

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Cash and due from banks	$100,664	$132,797	$183,990	$119,244	$78,602
Investment securities
Available-for-sale, at fair value	655,967	706,310	716,787	741,789	1,019,201
Held-to-maturity, at amortized cost, net of allowance for credit losses	305,514	308,971	312,879	316,406	320,057
Total investment securities	961,481	1,015,281	1,029,666	1,058,195	1,339,258
Real estate loans
Residential real estate	381,438	388,169	396,819	406,443	412,063
Commercial real estate	1,360,374	1,338,793	1,316,754	1,327,482	1,328,224
Other construction/land	5,458	5,612	5,971	6,115	6,256
Farmland	77,388	80,589	80,807	66,133	67,276
Total real estate loans	1,824,658	1,813,163	1,800,351	1,806,173	1,813,819
Other commercial	177,013	168,236	156,650	143,448	156,272
Mortgage warehouse lines	326,400	335,777	274,059	203,561	116,000
Consumer loans	3,270	3,453	3,468	3,682	3,984
Gross loans	2,331,341	2,320,629	2,234,528	2,156,864	2,090,075
Deferred loan fees	93	396	288	214	309
Allowance for credit losses on loans	(24,830)	(22,710)	(21,640)	(23,140)	(23,500)
Net loans	2,306,604	2,298,315	2,213,176	2,133,938	2,066,884

Bank premises & equipment	15,431	15,647	16,007	16,067	16,907
Other assets	230,091	234,114	238,363	225,628	228,148
Total assets	$3,614,271	$3,696,154	$3,681,202	$3,553,072	$3,729,799

LIABILITIES & CAPITAL
Noninterest demand deposits	$1,007,208	$1,013,743	$986,927	$968,996	$1,020,772
Interest-bearing transaction accounts	587,753	595,672	537,731	532,791	533,947
Savings deposits	347,387	356,725	368,169	378,057	370,806
Money market deposits	140,793	135,948	136,853	134,533	145,591
Customer time deposits	533,577	550,121	566,132	560,979	555,107
Wholesale brokered deposits	274,950	309,950	346,598	271,648	135,000
Total deposits	2,891,668	2,962,159	2,942,410	2,847,004	2,761,223

Long-term debt	49,393	49,371	49,348	49,326	49,304
Junior subordinated debentures	35,838	35,794	35,749	35,704	35,660
Other interest-bearing liabilities	188,860	205,534	228,003	201,851	467,621
Total deposits & interest-bearing liabilities	3,165,759	3,252,858	3,255,510	3,133,885	3,313,808

Allowance for credit losses on unfunded loan commitments	710	640	520	540	510
Other liabilities	90,500	83,958	75,152	73,553	77,384
Total capital	357,302	358,698	350,020	345,094	338,097
Total liabilities & capital	$3,614,271	$3,696,154	$3,681,202	$3,553,072	$3,729,799

Sierra Bancorp Financial Results

January 27, 2025

GOODWILL & INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	618	780	961	1,180	1,399
Total intangible assets	$27,975	$28,137	$28,318	$28,537	$28,756

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Non-accruing loans	$19,668	$10,348	$6,473	$14,188	$7,985
Foreclosed assets	-	-	-	-	-
Total nonperforming assets	$19,668	$10,348	$6,473	$14,188	$7,985

Quarterly net charge offs	$215	$170	$2,421	$457	$3,175

Past due & still accruing (30-89)	$1,348	$211	$3,172	$1,563	$255
Classified loans	$44,464	$29,148	$28,829	$34,100	$35,577

Non-performing loans to gross loans	0.84%	0.45%	0.29%	0.66%	0.38%
NPA's to loans plus foreclosed assets	0.84%	0.45%	0.29%	0.66%	0.38%
Allowance for credit losses on loans to gross loans	1.07%	0.98%	0.97%	1.07%	1.12%

SELECT PERIOD-END STATISTICS
(Unaudited)
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Shareholders equity / total assets	9.89%	9.70%	9.51%	9.71%	9.06%
Gross loans / deposits	80.62%	78.34%	75.94%	75.76%	75.69%
Noninterest-bearing deposits / total deposits	34.83%	34.22%	33.54%	34.04%	36.97%
Core non-maturity deposits	2,083,141	2,102,088	2,029,680	2,014,377	2,071,116

Sierra Bancorp Financial Results

January 27, 2025

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the year ended:
	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Interest income	$43,095	$44,798	$42,443	$172,348	$163,121
Interest expense	12,742	14,008	14,573	52,319	50,716
Net interest income	30,353	30,790	27,870	120,029	112,405

Credit loss (benefit) expense - loans	2,335	1,240	3,615	4,593	4,058
Credit loss expense (benefit) - unfunded commitments	70	120	(90)	200	(330)
Credit loss benefit - debt securities held-to-maturity	-	(1)	-	(1)	(47)
Net interest income after credit loss expense	27,948	29,431	24,345	115,237	108,724

Service charges and fees on deposit accounts	6,059	6,205	5,977	24,173	23,103
Gain (loss) on sale of investments	129	73	-	(2,681)	396
(Loss) gain on sale of fixed assets	(16)	-	15,255	3,783	15,270
BOLI income	372	540	379	2,650	1,767
Realized (loss) gain on available for sale securities	-	-	(14,500)	66	(14,500)
Other noninterest income	968	971	934	3,530	4,364
Total noninterest income	7,512	7,789	8,045	31,521	30,400

Salaries & benefits	12,749	12,363	13,410	50,338	50,977
Occupancy expense	3,201	2,995	2,909	12,374	10,160
Other noninterest expenses	6,912	7,452	7,817	30,178	31,523
Total noninterest expense	22,862	22,810	24,136	92,890	92,660

Income before taxes	12,598	14,410	8,254	53,868	46,464
Provision for income taxes	2,234	3,807	1,964	13,308	11,620
Net income	$10,364	$10,603	$6,290	$40,560	$34,844

TAX DATA
Tax-exempt municipal income	$1,579	$1,584	$2,675	$6,743	$10,909
Interest income - fully tax equivalent	$43,515	$45,219	$43,154	$174,140	$166,021

Sierra Bancorp Financial Results

January 27, 2025

PER SHARE DATA
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Basic earnings per share	$0.73	$0.75	$0.43	$2.84	$2.37
Diluted earnings per share	$0.72	$0.74	$0.43	$2.82	$2.36
Common dividends	$0.24	$0.24	$0.23	$0.94	$0.92

Weighted average shares outstanding	14,169,467	14,188,051	14,539,701	14,284,401	14,706,141
Weighted average diluted shares	14,299,618	14,335,706	14,588,027	14,396,021	14,737,870

Book value per basic share (EOP)	$25.12	$24.88	$22.85	$25.12	$22.85
Tangible book value per share (EOP)	$23.15	$22.93	$20.91	$23.15	$20.91

Common shares outstanding (EOP)	14,226,512	14,414,561	14,793,832	14,226,512	14,793,832

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Return on average equity	11.49%	11.95%	8.03%	11.62%	11.30%
Return on average assets	1.13%	1.14%	0.67%	1.12%	0.94%
Net interest margin (tax-equivalent) (1)	3.65%	3.66%	3.31%	3.66%	3.37%
Efficiency ratio (tax-equivalent) (1)(2)	59.74%	58.38%	67.10%	60.76%	63.90%
Net charge-offs to avg loans (not annualized)	0.01%	0.01%	0.15%	0.15%	0.18%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

January 27, 2025

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	12/31/2024	9/30/2024	12/31/2023
Total stockholders' equity	$357,302	$358,698	$338,097
Less: goodwill and other intangible assets	27,975	28,137	28,756
Tangible common equity	$329,327	$330,561	$309,341

Total assets	$3,614,271	$3,696,154	$3,729,799
Less: goodwill and other intangible assets	27,975	28,137	28,756
Tangible assets	$3,586,296	$3,668,017	$3,701,043

Total stockholders' equity (bank only)	$424,363	$427,762	$409,862
Less: goodwill and other intangible assets (bank only)	27,975	28,137	28,756
Tangible common equity (bank only)	$396,388	$399,625	$381,106

Total assets (bank only)	$3,607,133	$3,693,553	$3,727,280
Less: goodwill and other intangible assets (bank only)	27,975	28,137	28,756
Tangible assets (bank only)	$3,579,158	$3,665,416	$3,698,524

Common shares outstanding	14,226,512	14,414,561	14,793,832

Book value per common share	$25.12	$24.88	$22.85
Tangible book value per common share	$23.15	$22.93	$20.91
Equity ratio - GAAP (total stockholders' equity / total assets)	9.89%	9.70%	9.06%
Tangible common equity ratio (tangible common equity / tangible assets)	9.18%	9.01%	8.36%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	11.07%	10.90%	10.30%

	For the three months ended:			For the year ended:
Efficiency Ratio:	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Noninterest expense	$22,862	$22,810	$24,136	$92,890	$92,660
Divided by:
Net interest income	30,353	30,790	27,870	120,029	112,405
Tax-equivalent interest income adjustments	420	421	711	1,792	2,900
Net interest income, adjusted	30,773	31,211	28,581	121,821	115,305
Noninterest income	7,512	7,789	8,045	31,521	30,400
Less gain (loss) on sale of securities	129	73	-	(2,681)	396
Less (loss) gain on sale of fixed assets	(16)	-	15,255	3,783	15,270
Less realized (loss) gain on available-for-sale securities	-		(14,500)	66	(14,500)
Tax-equivalent noninterest income adjustments	99	144	101	704	470
Noninterest income, adjusted	7,498	7,860	7,391	31,057	29,704
Net interest income plus noninterest income, adjusted	$38,271	$39,071	$35,972	$152,879	$145,009
Efficiency Ratio (tax-equivalent)	59.74%	58.38%	67.10%	60.76%	63.90%

Sierra Bancorp Financial Results

January 27, 2025

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For three months ended:			For twelve months ended:
Noninterest income:	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Service charges on deposit accounts	$6,059	6,205	5,977	$24,173	23,103
Gain (loss) on sale of securities	129	73	—	(2,681)	396
(Loss) gain on sale of fixed assets	(16)	—	15,255	3,783	15,270
Bank-owned life insurance	372	540	379	2,650	1,767
Realized (loss) gain on available for sale securities	—	—	(14,500)	66	(14,500)
Other	968	971	934	3,530	4,364
Total noninterest income	$7,512	$7,789	$8,045	$31,521	$30,400
As a % of average interest earning assets (1)	0.89%	0.91%	0.93%	0.95%	0.89%

Noninterest expense:
Salaries and employee benefits	$12,749	$12,363	$13,410	$50,338	$50,977
Occupancy costs	3,201	2,995	2,909	12,374	10,160
Advertising and marketing costs	361	381	569	1,422	2,215
Data processing costs	1,458	1,555	1,397	6,202	5,831
Deposit services costs	2,115	2,150	2,207	8,417	8,775
Loan services costs
Loan processing	104	184	144	529	597
Foreclosed assets	—	—	—	—	665
Other operating costs	836	959	1,118	3,816	4,362
Professional services costs
Legal & accounting	266	547	615	2,243	2,238
Director's costs	572	501	504	2,973	2,237
Other professional service	719	775	708	2,883	2,760
Stationery & supply costs	100	120	117	483	531
Sundry & tellers	381	280	438	1,210	1,312
Total noninterest expense	$22,862	$22,810	$24,136	$92,890	$92,660
As a % of average interest earning assets (1)	2.71%	2.68%	2.80%	2.79%	2.71%
Efficiency ratio (2)(3)	59.74%	58.38%	67.10%	60.76%	63.90%
(1)	Annualized.
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures.”

Sierra Bancorp Financial Results

January 27, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$ 49,680	$ 594	4.74%	$ 88,509	$ 1,225	5.51%	$ 13,661	$ 193	5.61%
Taxable	791,332	10,600	5.31%	830,054	11,991	5.75%	994,814	14,520	5.79%
Non-taxable	198,600	1,579	3.99%	199,261	1,584	4.00%	334,836	2,675	4.01%
Total investments	1,039,612	12,773	5.03%	1,117,824	14,800	5.42%	1,343,311	17,388	5.35%

Loans: (3)
Real estate	1,811,939	21,413	4.69%	1,804,099	21,054	4.64%	1,835,890	20,683	4.47%
Agricultural Production	82,347	1,326	6.39%	81,501	1,520	7.42%	49,052	859	6.95%
Commercial	85,779	1,244	5.75%	76,633	1,101	5.72%	97,962	1,533	6.21%
Consumer	3,402	89	10.38%	3,558	78	8.72%	4,218	85	7.99%
Mortgage warehouse lines	328,838	6,227	7.51%	303,463	6,227	8.16%	88,316	1,878	8.44%
Other	2,595	22	3.36%	2,438	18	2.94%	2,331	17	2.89%
Total loans	2,314,900	30,321	5.20%	2,271,692	29,998	5.25%	2,077,769	25,055	4.78%
Total interest earning assets (4)	3,354,512	43,094	5.16%	3,389,516	44,798	5.31%	3,421,080	42,443	5.00%
Other earning assets	44,910			17,062			25,738
Non-earning assets	258,710			288,975			267,451
Total assets	$ 3,658,132			$ 3,695,553			$ 3,714,269

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 202,940	$ 1,348	2.64%	$ 169,602	$ 1,170	2.74%	$ 137,827	$ 698	2.01%
NOW	382,649	118	0.12%	393,328	161	0.16%	406,970	74	0.07%
Savings accounts	353,807	90	0.10%	359,921	93	0.10%	386,275	73	0.07%
Money market	144,812	643	1.76%	132,804	542	1.62%	144,296	419	1.15%
Time Deposits	538,441	4,979	3.68%	562,251	6,010	4.25%	551,287	6,172	4.44%
Wholesale Brokered Deposits	289,678	3,520	4.82%	327,141	4,004	4.87%	150,326	1,407	3.71%
Total interest bearing deposits	1,912,327	10,698	2.22%	1,945,047	11,980	2.45%	1,776,981	8,843	1.97%
Borrowed funds:
Federal funds purchased	165	2	4.81%	168	2	4.74%	133,339	1,840	5.47%
Repurchase agreements	118,327	45	0.15%	133,280	60	0.18%	95,005	46	0.19%
Short term borrowings	7,238	72	3.95%	1	0	0.00%	133,098	1,861	5.55%
Long term FHLB Advances	80,000	786	3.90%	80,000	786	3.91%	80,000	788	3.91%
Long term debt	49,380	430	3.45%	49,357	429	3.46%	49,290	429	3.45%
Subordinated debentures	35,812	708	7.84%	35,767	751	8.35%	35,632	766	8.53%
Total borrowed funds	290,922	2,043	2.79%	298,573	2,028	2.70%	526,364	5,730	4.32%
Total interest bearing liabilities	2,203,249	12,741	2.29%	2,243,620	14,008	2.48%	2,303,345	14,573	2.51%
Demand deposits - Noninterest bearing	993,827			995,326			1,041,989
Other liabilities	102,296			103,571			58,255
Shareholders' equity	358,760			353,036			310,680
Total liabilities and shareholders' equity	$ 3,658,132			$ 3,695,553			$ 3,714,269

Interest income/interest earning assets			5.16%			5.31%			5.00%
Interest expense/interest earning assets			1.51%			1.65%			1.69%
Net interest income and margin (5)		$ 30,353	3.65%		$ 30,790	3.66%		$ 27,870	3.31%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.4) million and $(0.3) million for the quarters ended December 31, 2024 and 2023, respectively, and $(0.4) million for the quarter ended September 30, 2024.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

January 27, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the twelve months ended			For the twelve months ended
	December 31, 2024			December 31, 2023
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$49,754	$2,659	5.33%	$19,527	$1,054	5.40%
Taxable	845,018	48,682	5.75%	992,187	54,367	5.48%
Non-taxable	210,636	6,743	4.05%	348,551	10,909	3.96%
Total investments	1,105,408	58,084	5.40%	1,360,265	66,330	5.09%

Loans:(3)
Real estate	$1,806,114	$83,120	4.60%	$1,854,300	$82,174	4.43%
Agricultural	75,309	5,390	7.16%	35,724	2,438	6.82%
Commercial	79,719	4,702	5.90%	85,572	5,096	5.96%
Consumer	3,654	326	8.92%	4,249	348	8.19%
Mortgage warehouse lines	258,191	20,658	8.00%	81,675	6,658	8.15%
Other	2,415	68	2.82%	2,415	77	3.19%
Total loans	2,225,402	114,264	5.13%	2,063,935	96,791	4.69%
Total interest earning assets (4)	3,330,810	172,348	5.23%	3,424,200	163,121	4.85%
Other earning assets	17,131			16,850
Non-earning assets	283,111			272,930
Total assets	$3,631,052			$3,713,980

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$160,644	$3,950	2.46%	$143,428	$1,429	1.00%
NOW	393,126	512	0.13%	442,819	289	0.07%
Savings accounts	365,459	336	0.09%	419,834	269	0.06%
Money market	138,703	2,071	1.49%	132,748	710	0.53%
Time deposits	556,506	23,229	4.17%	527,965	23,214	4.40%
Brokered deposits	282,618	13,257	4.69%	163,382	5,643	3.45%
Total interest bearing deposits	1,897,056	43,355	2.29%	1,830,176	31,554	1.72%
Borrowed funds:
Federal funds purchased	3,840	211	6.56%	94,815	4,975	5.25%
Repurchase agreements	123,878	685	0.17%	90,294	245	0.27%
Short term borrowings	12,535	3,126	5.46%	130,622	7,059	5.40%
Long term FHLB Advances	80,000	1,721	3.91%	58,411	2,282	3.91%
Long term debt	49,346	2,969	3.49%	49,257	1,715	3.48%
Subordinated debentures	35,745	8,964	8.31%	35,567	2,886	8.11%
Total borrowed funds	305,344	17,676	2.94%	458,966	19,162	4.18%
Total interest bearing liabilities	2,202,400	61,031	2.38%	2,289,142	50,716	2.22%
Demand deposits - noninterest bearing	989,561			1,057,041
Other liabilities	90,142			59,317
Shareholders' equity	348,949			308,480
Total liabilities and shareholders' equity	$3,631,052			$3,713,980

Interest income/interest earning assets			5.23%			4.85%
Interest expense/interest earning assets			1.57%			1.48%
Net interest income and margin(5)		$120,029	3.66%		$112,405	3.37%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis.
(3)	Loans are gross of the allowance for possible credit losses. Net loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(1.4) million and $(1.0) million for the years ended December 31, 2024 and 2023, respectively.
(4)	Non-accrual loans are slotted by loan type and have been included in total loans for purposes of total interest earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets (tax-equivalent).

#####################################